             CISCO SYSTEMS COMPLETES ACQUISITION OF NASHOBA NETWORKS

         SAN JOSE, Calif. -- September 19, 1996 -- Cisco Systems, Inc. today announced it has completed the purchase of privately-held Nashoba Networks, Inc., a Littleton, Mass.-based innovator in Token Ring switching technologies.

         The acquisition follows an August 6 announcement of a stock-swap agreement in which shares worth approximately $100 million will be exchanged for all outstanding shares and options of Nashoba Networks. The transaction will be accounted for as a pooling of interests.

         With the acquisition of Nashoba Networks, Cisco customers will have access to a broad set of Token Ring LAN-switching solutions targeted at workgroup and backbone environments.

         Cisco Systems (Nasdaq: CSCO) is the leading global supplier of internetworking solutions for corporate intranets and the global Internet. Cisco's products -- including routers, LAN and WAN switches, dial-up access servers and network management software -- are integrated by Cisco IOS(TM) software to link geographically dispersed LANs, WANs and IBM networks. Company news and product/service information are available at World Wide Web site http://www.cisco.com. Cisco is headquartered in San Jose, Calif.

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